Exhibit 99.1

Press Contacts:
Barry Holt/ISG
203-517-3110
bholt@informationsg.com

Andrea Riffle/TPI
954-659-8616
andrea.riffle@tpi.net

Investor Contact:
Frank Martell
203-517-3104
fmartell@informationsg.com

INFORMATION SERVICES GROUP
FILES PRELIMINARY PROXY STATEMENT

TPI revenue up 13 percent in first quarter

Over 100 employees to invest approximately
$25 million in ISG stock at closing

Stamford, CT, June 19, 2007 — Information Services Group (ISG) (AMEX: III.U, III, III.WS), today announced that it has filed a preliminary proxy statement with the Securities and Exchange Commission relating to its previously announced agreement to acquire TPI, the largest independent sourcing advisory firm in the world. TPI focuses on the design, implementation and management of sourcing strategies for major corporate and public sector clients.

Founded in 1989, TPI created the market for fact-based advisory services, guiding large enterprises through their realignment of support functions. TPI’s market-leading expertise, which leverages proprietary data, is used by corporations around the world to optimize their business processes through the best combination of insourcing, offshoring, shared services and outsourcing.

Under the agreement, ISG will acquire TPI for $280 million in cash. In addition, ISG intends to repurchase up to $40 million of its common stock and/or warrants after closing.

Information Services Group, Inc.	t: 203 517 3100
Four Stamford Plaza	f: 203 517 3199
107 Elm Street, Stamford, CT 06902	www.informationsg.com

“We are very pleased to take this important next step in the TPI acquisition process,” stated Michael P. Connors, Chairman and CEO of ISG. “The proxy will offer our stockholders detailed information about the transaction and TPI’s business. We look forward to establishing a strong platform to build a world class information services company.”

“TPI’s revenues for the first quarter of this year were up 13 percent to $43 million compared with the same quarter of last year,” reported Ed Glotzbach, President & CEO of TPI.  “We experienced strong demand for our strategy, management and governance service offerings. Growth in Europe was particularly robust.”

TPI also stated that over 100 of its employees, including the TPI founder, will invest approximately $25 million in ISG stock at closing. “This investment represents a strong endorsement of the growth prospects and strategy of TPI and ISG and aligns our interests with stockholders,” added Mr. Connors.

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About Information Services Group, Inc.

Information Services Group, Inc. is an acquisition company founded in 2006 to build a high-growth, industry-leading information services company. The company is seeking acquisitions in areas such as: business, media and consumer information; advisory, data and marketing services; marketing research; Internet-based information and other segments of the information services industry.  Based in Stamford, CT, Information Services Group [www.informationsg.com] is led by a world class team with extensive global experience in information services and a track record of creating significant value for stockholders, clients and employees.

About TPI

TPI [www.tpi.net.] is the founder and innovator for the sourcing advisory industry, and the largest sourcing advisory firm in the world. The firm is expert at a broad range of business support functions and related research methodologies. Utilizing deep functional domain expertise of accomplished industry experts who possess extensive practical experience, TPI collaboratively works with organizations to help them optimize their business operations through the best combination of insourcing, offshoring, shared services and outsourcing.

Important Legal Information:

In connection with the proposed acquisition, ISG has prepared a proxy statement that has been filed with the SEC.  After regulatory review, a definitive proxy statement and a form of proxy will be mailed to the stockholders of ISG.  Before making any voting decision, ISG’s stockholders are urged to read the proxy statement regarding the acquisition carefully and in its entirety because it will contain important information about the proposed acquisition.  ISG’s stockholders will be able to obtain, without charge, a copy of the proxy statement and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov.  ISG’s stockholders will also be able to obtain, without charge, a copy of the proxy statement and other relevant documents (when available) by directing a request by mail or telephone to Corporate Secretary, Information Services Group, Inc., Four Stamford Plaza, 107 Elm Street, Stamford, CT 06902, telephone: 203-517-3100, or from ISG’s website at http://www.informationsg.com.

Forward Looking Statements:

This communication contains “forward-looking statements” which represent the current expectations and beliefs of management of ISG concerning the proposed acquisition of TPI and other future events and their potential effects on ISG and TPI.  The statements, analyses, and other information contained herein relating to the proposed acquisition, as well as other statements including words such as “anticipate,” “believe,” “contemplate,” “plan,” “estimate,” “expect,” “intend,” “will,” “continue,” “should,” “may,” and other similar expressions, are “forward-looking statements” under the Private Securities Litigation Reform Act of 1995.  These forward-looking statements are not guarantees of future results and are subject to certain risks and uncertainties that could cause actual results to differ materially from those anticipated.  Those factors include, without limitation: (1) whether the stockholders of ISG approve the proposed acquisition; (2) the number and percentage of stockholders seeking conversion; (3) the satisfaction of the other conditions specified in the purchase agreement, including without limitation the receipt of required governmental approval of the proposed acquisition; (4) the ability to successfully combine the businesses of ISG and TPI; (5) the amount of cash available, operating costs and business disruption following the acquisition, including adverse effects on relationships with employees; (6) changes in the stock market and interest rate environment that affect revenues; (7) diversion of management time on acquisition related issues; (8) reaction of TPI customers to the transaction; (9) retention of key employees upon announcement of the proposed acquisition and following closing; (10) general economic conditions such as inflation; and (11) general political and social conditions such as war, political unrest and terrorism.  The risks also relate to inherent business, economic and competitive uncertainties and contingencies relating to the business of TPI including: (1) failure to secure new engagements or loss of important clients; (2) ability to hire and retain enough qualified employees to support operations; (3) ability to maintain or increase billing and utilization rates; (4) management of rapid growth; (5) success of expansion internationally; (6) competition; (7) ability to move the product mix into higher margin businesses; (8) operating TPI as a public company; (9) healthcare and benefit cost management; (10) ability to protect ISG and TPI’s intellectual property and the intellectual property of others; (11) currency fluctuations and exchange rate adjustments; and (12) ability to successfully consummate or integrate strategic acquisitions.  Certain of these and other applicable risks, cautionary statements and factors that could cause actual results to differ from ISG’s forward-looking statements are included in ISG’s filings with the U.S. Securities and Exchange Commission (“SEC”), specifically as described in ISG’s annual report on Form 10-K for the fiscal year ended December 31, 2006, and ISG’s proxy statement.  ISG undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.